EXHBIT 99B.4

CONSOLIDATED STATEMENTS OF                           U S WEST, Inc.
CASH FLOWS (UNAUDITED)
                                                   Six Months Ended
                                                       June 30,
In millions                                          1995     1994
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
OPERATING ACTIVITIES
Net income                                          $   648  $   699
Adjustments to net income:
 Depreciation and amortization                        1,122    1,010
 Postretirement medical and life costs,
  net of cash fundings                                 (144)     (48)
 Gains on sales of assets:
  Rural telephone exchanges                             (78)     (48)
  Paging assets                                          -       (68)
 Equity losses in unconsolidated ventures                90       57
 Deferred income taxes and amortization
  of investment tax credits                              63       90
 Changes in operating assets and liabilities:
  Restructuring payments                               (182)     (63)
  Accounts and notes receivable                        (127)     (53)
  Inventories, supplies and other                       (68)    (101)
  Accounts payable and accrued liabilities               39        7
 Other - net                                             66       56
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 Cash provided by operating activities                1,429    1,538
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment      (1,265)  (1,282)
 Investment in international ventures                  (291)    (151)
 Proceeds from disposals of property, plant
  and equipment                                         112       47
 Cash (to) from net investment in assets held
   for sale                                             (37)      -
 Other - net                                           (281)     (90)
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 Cash (used) for investing activities                (1,762)  (1,476)
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FINANCING ACTIVITIES
 Net proceeds from short-term debt                    1,103      212
 Proceeds from issuance of long-term debt                -       251
 Repayments of long-term debt                          (390)    (327)
 Dividends paid on common stock                        (462)    (440)
 Proceeds from issuance of common stock                  23      295
 Purchase of treasury stock                             (63)      -
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Cash provided by (used for) financing activities        211       (9)
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Cash (used for) provided by continuing operations      (122)      53
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Cash from discontinued operations                        -        48
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CASH AND CASH EQUIVALENTS
 (Decrease) Increase                                   (122)     101
 Beginning balance                                      209      128
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 Ending balance                                      $   87   $  229
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
Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.

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